                                                                    EXHIBIT 12.1
                                    Sheet 2

                                  GBC BANCORP
          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES

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

(Dollars in Thousands)                                3 Months Ended                For the Years Ended December 31,
                                                    ------------------     --------------------------------------------------------
                                                      1997       1996       1996        1995       1994         1993        1992
                                                    -------    -------     -------    -------     -------      -------     --------
Income before income tax expense                    $ 8,418    $ 6,362     $28,216    $ 9,076     $ 9,325      $17,136     $19,597
Add:
  Interest on deposits                               10,649      9,930      40,897     34,575      25,505       20,796      25,153
   Interest on borrowings                               397        732       2,746      2,825       3,366        4,183       3,270
   Portion of rents applicable to interest *             -           -           -          -           -            -           -
   Amortization of debt expense, discount
    and premium                                           4          4          18         18          18           18          18
                                                    -------    -------     -------    -------     -------      -------     -------
Earnings as adjusted   (1)                          $19,468    $17,028     $71,877    $46,494     $38,214      $42,133     $48,038
                                                    =======    =======     =======    =======     =======      =======     =======
Less:
  Interest on deposits                               10,649      9,930      40,897     34,575      25,505       20,796      25,153
                                                    -------    -------     -------    -------     -------      -------     -------
Adjusted earnings excluding interest
  on deposits (2)                                   $ 8,819    $ 7,098     $30,980    $11,919     $12,709      $21,337     $22,885
                                                    =======    =======     =======    =======     =======      =======     =======

Fixed charges
  Interest on deposits                              $10,649    $ 9,930     $40,897    $34,575     $25,505      $20,796     $25,153
  Interest on borrowings                                397        732       2,746      2,825       3,366        4,183       3,270
  Rents:
    Total rents net of sublease rental                  535        523       2,095      2,177       1,831        2,544       1,376
    Portion of rents applicable to interest *             -          -           -          -           -            -           -
  Amortization of debt expense, discount
    and premium                                           4          4          18         18          18           18          18
  Capitalized interest                                    -          -           -          -           -            -           -
                                                    -------    -------     -------    -------     -------      -------     -------
Total Fixed Charges   (9)                           $11,585    $11,189     $45,756    $39,595     $30,720      $27,542     $29,818
                                                    =======    =======     =======    =======     =======      =======     =======
Fixed charges excluding interest on
  deposits (10)                                     $   936    $ 1,259     $ 4,859    $ 5,020     $ 5,215      $ 6,746     $ 4,664
                                                    -------    -------     -------    -------     -------      -------     -------

Ratio of earnings to fixed charges (1)/(9)              168%       152%        157%       117%        124%         153%        161%
                                                    -------    -------     -------    -------     -------      -------     -------
Ratio of earnings to fixed charges
  excluding interest on deposits   (2)/(10)             942%       564%        638%       237%        244%         316%        491%
                                                    -------    -------     -------    -------     -------      -------     -------
Amount of coverage  surplus (deficiency)            $ 7,883    $ 5,839     $26,121    $ 6,899     $ 7,494      $14,591     $18,220
                                                    =======    =======     =======    =======     =======      =======     =======
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* Portion of rents applicable to interest is deemed immaterial

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